EXHIBIT 99.1

Hub Group, Inc. Announces Appointment of Phillip D. Yeager as President and Chief Operating Officer

OAK BROOK, Ill., May 30, 2019 (GLOBE NEWSWIRE) -- Hub Group (NASDAQ: HUBG), a leading supply chain solutions provider, announced today that its Board of Directors has appointed Phillip D. Yeager as President and Chief Operating Officer (COO).  He currently serves as the company’s Chief Commercial Officer, with responsibility for Hub Group’s go to market strategy and its intermodal and truck brokerage operating units.

“Phil has developed and executed our strategy to deliver a world class customer experience, enhance our technology, and diversify our service offerings while improving our operational excellence, cost discipline and yield processes across all service lines.  He has been instrumental in making us the leading customer-centric supply chain solutions provider,” said David Yeager, Hub Group’s Chairman and CEO.

Prior to serving as Chief Commercial Officer, Phil led Hub Group’s intermodal operations, procurement, sales and account management teams.  His appointment as President and COO will be effective July 1, 2019.

About Hub Group

Hub Group is a world-class supply chain solutions provider that offers multi-modal transportation services throughout North America, including intermodal, truck brokerage, dedicated and logistics services. As a publicly traded company with $4 billion in revenue, Hub Group’s organization of over 5,000 employees delivers innovative, customer-focused solutions and industry leading service to help customers better control supply chains and their costs. For more information, visit hubgroup.com.

Contact: Maralee Volchko of Hub Group, Inc., +1-630-271-3745